EXHIBIT 11
[Healthcare Technologies Ltd. LOGO]

                  HEALTHCARE TECHNOLOGIES LTD. (THE "COMPANY")

                            CODE OF BUSINESS CONDUCT

PURPOSE

The purpose of this Code of Business Conduct is to provide a general statement regarding the Company's expectations as to the legal and ethical nature of conduct of the Company's directors, officers and employees while acting on the Company's behalf and to provide for the administration of the Company's Code of Business Conduct (the "CODE").

STANDARDS OF CONDUCT

It is the Company's policy to observe and comply with all Laws (laws, rules and regulations of government agencies and authorities) applicable to it or the conduct of its business wherever located. In some situations the applicable Law of Israel or the United States may conflict with the applicable Law of another country. In such cases the Company will endeavor to resolve such conflict following the guidance of its Legal Advisors.

The Code, which applies to all directors, officers and employees of the Company and its' subsidiaries (collectively, "COMPANY PERSONNEL"), sets forth specific corporate policies governing the conduct of the business of the Company. These policies were developed and are intended to be applied in good faith with reasonable business judgment to enable the Company to achieve its operating and financial goals within the framework of the Law.

It is the personal responsibility of each of the Company Personnel to adhere to the standards and restrictions, whether imposed by Law or the Code, applicable to his or her assigned duties and responsibilities and to conduct himself or herself accordingly. Such standards and restrictions require each of the Company Personnel to avoid any activities which would involve the Company in any practice which is not in compliance with applicable Laws or the Code. Any of the Company Personnel who does not adhere to such standards and restrictions is acting outside the scope of his or her service or employment.


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When hiring an agent or an independent contractor who will be acting in the name of the Company, the hiring Company Personnel should use best efforts to ensure the agent or contractor is aware of the Company standards as contained in this Code.

Beyond legal compliance, all Company Personnel are expected to observe high standards of business and personal ethics in the discharge of their assigned duties and responsibilities. This requires the practice of honesty and integrity in every aspect of dealing with other Company directors, offices and employees, the public, the business community, stockholders, customers, suppliers and governmental and regulatory authorities.

Company policy prohibits unlawful discrimination against employees, stockholders, directors, officers, customers or suppliers on account of race, color, age, sex, religion or national origin. All persons shall be treated with dignity and respect and they shall not be unreasonably interfered with in the conduct of their duties and responsibilities.

None of the Company Personnel should be misguided by any sense of loyalty to the Company or a desire for profitability that might cause him or her to disobey any applicable Law or Company policy. Violation of Company policy will constitute grounds for termination of service or disciplinary action, including, when appropriate, termination of employment.

   THE FOLLOWING ETHICAL BUSINESS PRACTICES HAVE BEEN ADOPTED BY OUR COMPANY:

1.   CONFLICT OF INTERESTS


     Company policy requires that all Company Personnel avoid, to the extent possible, situations in which their own interests conflict, or appear to conflict, with the interests of the Company. In any case in which any one of the Company Personnel finds himself with an actual or apparent material conflict of interest, he should promptly disclose it to his superiors (who shall then be required to notify the Company's Audit Committee) or directly to the Audit Committee. The Audit Committee shall determine how the situation should be resolved. While it is not possible to describe, or even anticipate, all the circumstances and situations that might involve a conflict of interest, conflicts may arise where one of the Company Personnel:


     A. has a consulting, managerial or employment relationship in any capacity with a competitor, customer, supplier or others dealing with the Company or takes part in any activity that enhances or supports a competitor's position; or


     B. has a financial interest in the Company's competitors, customers, suppliers or others dealing with the Company; or

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     C. conducts Company business with a relative, or with a business in which a relative is associated in any significant role. Relatives include spouse, siblings, children, parents, grandparents, grandchildren, aunts, uncles, nieces, nephews, cousins, step relationships, and in-laws; or


     D. accepts any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy.

2.   COMMERCIAL BRIBERY

Company policy prohibits commercial bribes, kickbacks and other similar payoffs and benefits paid to any suppliers or customers. Bribery of suppliers or customers includes any payment for the benefit of any representative of the supplier or customer. It includes, amongst others: (i) gifts of other than nominal value and (ii) the uncompensated use of Company services, facilities or property, except as may be authorized by the Company. This policy does not prohibit expenditures of reasonable amounts for meals and entertainment of suppliers and customers which are an ordinary and customary business expense, if they are otherwise lawful.

3.   ACCOUNTING CONTROLS AND PROCEDURES & DISCLOSURE CONTROLS AND PROCEDURES

Applicable laws and Company policy require the Company to keep books and records that accurately and fairly reflect its transactions and the dispositions of its assets. In addition, Company policy is to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications. Accordingly, the Company must maintain internal controls and procedures and disclosure controls and procedures designed to assure that financial information is recorded, processed and transmitted to those responsible for preparing periodic reports and other public communications containing financial information so that they are full, fair, accurate, understandable and timely. The senior financial officers must ensure that they and others in the Company comply with such controls and procedures.

     Company Personnel can assist the Company in achieving these goals by, among other things, complying with the following guidelines:

     A. BEING PRECISE : Anyone responsible for preparing public disclosures, press releases etc. or provide information to our people who are part of this process should do their best to make sure that such disclosure or information is full, fair, accurate and understandable.

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     B. COORDINATING COMMUNICATIONS: The Company has designated a limited number of spokespersons responsible for communication of material information or commenting on material developments and, any Company Personnel that is not one of those spokespersons, should not publicize or leak any non-public information or respond to inquiries on any material issue, but should rather refer any inquiry received to management.

     C. KEEPING ACCURATE BOOKS The Company's books and records, including financial statements and reports on which such financials are based, must accurately and fairly present all our transactions in reasonable detail. False and misleading entries in the Company's books and records are strictly prohibited. Company Personnel are expected to fully cooperate with the Company's internal and external auditors.

4.   USE & DISCLOSURE OF INSIDE INFORMATION

Company policy prohibits the use of Non-Public Material information about the Company for personal gain in any way or manner, including trading, directly or indirectly, in Company securities, and prohibits disclosure of Non-Public Material information to anyone other than persons within the Company whose positions require them to know such information.

Information is "Non-Public" if it hasn't been the subject of a Company press release or other disclosure document; "Material" information is any information relating to the business and affairs of the Company (or its subsidiaries) that results in, or would reasonably be expected to result in, a change in the market price or value of the Company's securities or about which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions. Examples of material information include, but are not limited to, major corporate acquisitions or take-over bids, financial forecasts and possible award of significant contracts.

5.   CONFIDENTIAL OR PROPRIETARY INFORMATION

Company policy prohibits directors, officers and employees from using confidential or proprietary information for any purpose other than as required for the discharge of their duties, and from disclosing such information, either during or after service or employment, without Company authorization to do so.

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6.   FRAUD


Company policy prohibits fraud. Fraud includes, but is not limited to: embezzlement; forgery or alteration of negotiable instruments such as Company checks and drafts; misappropriation of Company, employee, customer, partner or supplier assets; and falsification of Company records or financial statements.


                  RULES OF THUMB FOR COMPLYING WITH THIS CODE:


When any Company Personnel is in doubt as to whether or not they are complying with the Code, they should do as follows:


1. Ask themselves whether they are being honest and fair and whether they will not have a problem with their actions being published;

2. Check whether their actions are legal;

3. Read this Code. Even if their actions are legal, do they comply with this Code?; and

4. If in doubt, seek assistance.


ADMINISTRATION AND ENFORCEMENT

The Code shall be administered and enforced as follows:

1.   ALLOCATIONS OF RESPONSIBILITY.

The Management of the Company under the direction of the Audit Committee shall be responsible for the administration of the Code. The Management of the Company shall establish such procedures as it shall deem necessary or desirable in order to discharge this responsibility, subject in all cases to the approval of the Audit Committee. The Management of the Company shall report annually to the Audit Committee regarding its efforts and compliance with its responsibilities hereunder.

It shall be the responsibility in the first instance of the Management of the Company to (i) publicize the Code in a manner that is simple and understandable;
(ii) implement the Code and (iii) recommend changes to the Audit Committee of the Code.

The Audit Committee may delegate authority to such committees, officers and other employees and may engage such agents and advisors as it shall deem necessary or desirable.

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The Audit Committee may, periodically, in light of the experience of the
Company, review the Code, and when necessary or desirable, make recommendations to the Board of Directors (i) to ensure its continued conformance to applicable Law, (ii) to ensure that it meets or exceeds industry standards, and (iii) to ensure that any weaknesses revealed through monitoring, auditing and reporting systems are eliminated or corrected.

2.   COMMUNICATION OF POLICIES.

To ensure the continued dissemination and communication of the Code, the Management of the Company shall take, or cause to be taken, reasonable steps to communicate effectively the standards and procedures included in the Code to Company Personnel. The Company shall ensure that Company Personnel may access the Code on the Company's website at WWW.HCTECH.COM.

3.   REPORT OF VIOLATIONS OF THE CODE

In the event of any claimed violation of the Company Code, a director, officer or employee shall immediately report such violation to the Internal Legal Counsel of the Company, who shall then report each alleged violation to the Audit Committee of the Company. If the director, officer or employee so desires he or she may report such alleged violation directly to the Chairperson of the Audit Committee.

If any Company Personnel wishes to report suspected violations anonymously he may either (i) mail it to the Chairperson of the Audit Committee (ii) send it through the Company's internal mail in a sealed envelope addressed to "Audit Committee - complaints" inserted in a second envelope addressed to the Company's Internal Legal Counsel or (i) insert an anonymous letter in the Company's complaint box. Confidentiality of such reports will be protected, subject to applicable law, regulation or legal proceedings.

The Audit Committee shall determine the nature and extent of any investigation to be made regarding any such violation, and in the event that the violation did occur, on the appropriate remedy to be taken.

4.   PROTECTION FOR PERSONS REPORTING QUESTIONABLE BEHAVIOR

It shall be a violation of this corporate policy to intimidate or impose any form of retribution on any Company Personnel who reports in good faith suspected violations. The Company will not fire, demote, threaten, or discriminate against any Company Personnel solely because he or she reports in good faith suspected violations. Notwithstanding the above, appropriate action may be taken against such Company Personnel if such individual is one of the wrongdoers.

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5.   INVESTIGATION OF VIOLATIONS.

If, through operation of the Company's compliance monitoring and auditing systems or its violation reporting systems or otherwise, the Company receives information regarding an alleged violation of the Code, the person or persons authorized by the Audit Committee to investigate alleged violations of the Code shall, as appropriate, in accordance with procedures established by the Audit
Committee:

     a. evaluate such information as to gravity and credibility;

     b. initiate an informal inquiry or a formal investigation with respect thereto;

     c. prepare a report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;

     d. make the results of such inquiry or investigation available to the Audit Committee for action (including disciplinary action by the Audit Committee); and

     e. recommend changes in the Code necessary or desirable to prevent further similar violations.

Every reported allegation of illegal or unethical behavior will be thoroughly and promptly investigated.

The Company may disclose the results of investigations to law enforcement agencies.

6.   DISCIPLINARY MEASURES.

The Company shall consistently enforce its Code through appropriate means of discipline. Pursuant to procedures adopted by it, the Audit Committee shall determine whether violations of the Code have occurred and, if so, shall determine the disciplinary measures to be taken against any violator of the Code.

The disciplinary measures, which may be invoked at the discretion of the Audit Committee, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution.

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Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and (iii) supervisors who approve or condone the violations or attempt to retaliate against employees for reporting violations or violators.

WAIVERS

Any waiver of any provision of this Code for directors or executive officers must be approved by the Company's Board of Directors and disclosed in applicable regulatory filings pursuant to applicable laws and regulations, together with details about the nature of the waiver.


Date approved by the Audit Committee


________________________, 2005





Date approved by the Board of Directors


________________________, 2005